Exhibit 10.1

SYNDICATION SERVICES AGREEMENT

This Syndication Services Agreement (this “Agreement”) is entered into on July 2, 2014 (the “Effective Date”) by and among Bazaarvoice, Inc., a Delaware corporation (“Bazaarvoice”), and Wavetable Labs, Inc., a Delaware corporation (“Wavetable”). Bazaarvoice and Wavetable are sometimes referred to in this Agreement individually as a “Party” or together as the “Parties.”

Recitals

A. Pursuant to that certain Amended and Restated Agreement and Plan of Merger dated July 2, 2014 (as the same may hereafter be amended or modified, the “Merger Agreement”) by and among Bazaarvoice and Wavetable Labs, LLC, a Delaware limited liability company (“Wavetable LLC”), among others, Wavetable intends to acquire Bazaarvoice’s subsidiary, PowerReviews, LLC (“PowerReviews”).

B. Prior to the Closing Date, Wavetable LLC converted from a Delaware limited liability company into Wavetable, a Delaware corporation.

C. Effective as of the Effective Time (all references herein to Effective Time shall have the meaning as defined in the Merger Agreement), Bazaarvoice desires to provide to Wavetable, and Wavetable desires to receive from Bazaarvoice, certain services relating to the syndication of reviews of products of certain Wavetable clients to certain of Bazaarvoice’s clients on the terms and subject to the conditions of this Agreement.

D. Effective as of the Effective Time, Wavetable desires to provide to Bazaarvoice, and Bazaarvoice desires to receive from Wavetable, certain services relating to the syndication of reviews of products of certain Bazaarvoice clients to certain of Wavetable’s clients on the terms and subject to the conditions of this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Article 1

Definitions

1.1 “Affiliates” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person, but a Person is an “Affiliate” only during the period that such control exists. For purposes of this definition and this Agreement, the term “control” (and correlative terms) means the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a Person.

1.2 “BV Client” means a ratings and reviews client of Bazaarvoice.

1.3 “BV Content” text-based (with, optionally, embedded photos or videos) product ratings and reviews content and related metadata from the applicable BV Client that has been authenticated and moderated by Wavetable, to the extent Wavetable deems necessary, in anticipation of syndication to a PR Client.

1.4 “BV Intranetwork Content” means text-based (with, optionally, embedded photos or videos) product ratings and reviews content and related metadata from the applicable BV Client that has been authenticated and moderated by Bazaarvoice, to the extent Bazaarvoice deems necessary, in anticipation of syndication to another BV Client.

1.5 “Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other entity.

1.6 “PR Client” means a ratings and reviews client of PowerReviews, Wavetable or their respective Affiliates. For avoidance of doubt, this includes such clients existing as of the Effective Time and all clients of PowerReviews, Wavetable and their Affiliates after the Effective Time for so long as such clients remain ratings and review clients of PowerReviews, Wavetable or their Affiliates.

1.7 “PR Content” means text-based (with, optionally, embedded photos or videos) product ratings and reviews content and related metadata from the applicable PR Client that has been authenticated and moderated by Bazaarvoice, to the extent Bazaarvoice deems necessary, in anticipation of syndication to a BV Client.

1.8 “PR Intranetwork Content” means text-based (with, optionally, embedded photos or videos) product ratings and reviews content and related metadata from the applicable PR Client that has been authenticated and moderated by Wavetable or its Affiliates, to the extent Wavetable deems necessary, in anticipation of syndication to another PR Client.

1.9 “Review Content” means either or both the BV Content and PR Content as the context requires.

Article 2

Syndication Services

2.1 Syndication Services.

(a) Subject to the terms and conditions set forth in this Agreement, during the Term, (a) Bazaarvoice will provide services in connection with the syndication of PR Content from PR Clients to BV Clients that have agreed to accept such PR Content as further described in Exhibit A (the “BV Services”), and (b) Wavetable will provide services in connection with the syndication of BV Content from BV Clients to PR Clients that have agreed to accept such BV Content as further described in Exhibit B (the “Wavetable Services” and collectively with the BV Services, the “Services”).

(b) The BV Services will be provided using the then-most current syndication technology capabilities as are made generally commercially available to BV Clients (e.g., not including beta-stage technology) as it relates to BV Intranetwork Content (“BV Intranetwork Services”). Content that is not within the definition of “PR Content” are not and will not be within the scope of the BV Services or within the scope of “PR Content”. The BV Services shall represent at a minimum the operational processes, access and services in place and generally commercially available to BV Clients as of the Effective Date to ensure continuity of service (and backward compatibility as set forth on Exhibit A) to PR Clients.

(c) The Wavetable Services will be provided using the then-most current syndication technology capabilities as are made generally commercially available to PR Clients (e.g., not including beta-stage technology) as it relates to PR Intranetwork Content (“PR Intranetwork Services”). Content that is not within the definition of “BV Content” are not and will not be within the scope of the Wavetable Services or within the scope of “BV Content”. The Wavetable Services shall represent at a minimum the operational processes, access and services in place and generally commercially available to PR Clients as of the Effective Date to ensure continuity of service (and backward compatibility as set forth on Exhibit B) to BV Clients.

2.2 Contract Pricing to Clients.

(a) Each Party may sell syndication services to its respective clients on its own terms, including pricing; provided, that Bazaarvoice shall use a consistent pricing model for any individual client whether it is selling Wavetable Services or BV Intranetwork Services and Wavetable shall use a consistent pricing model for any individual client whether it is selling BV Services or Wavetable Intranetwork Services. For example, if Bazaarvoice sell a syndication package to a BV Clients that includes access to all BV Clients, such package shall include access to all PR Clients or if Bazaarvoice sells a syndication package that is based on the number of Edges, each Edge shall be priced identically. For avoidance of doubt, each party may price syndication services to individual clients as they deem fit.

(b) Bazaarvoice agrees that it will not charge a BV Client to receive PR Content if it does not charge such BV Client to receive BV Intranetwork Content. If Bazaarvoice does charge a BV Client to receive PR Content, it may not discriminate based on pricing for those clients receiving PR Content versus BV Intranetwork Content.

(c) Wavetable agrees that it will not charge a PR Client to receive BV Content if it does not charge such PR Client to receive PR Intranetwork Content. If Wavetable does charge a PR Client to receive BV Content it may not discriminate based on pricing for those clients receiving BV Content versus PR Intranetwork Content.

2.3 Subcontractors. A Party may engage one or more Subcontractors to perform all or any portion of its duties under this Agreement, provided that any such Subcontractor agrees in writing to be bound by confidentiality obligations at least as protective of the other Party as the terms of Article 5 (Confidentiality). As used in this Agreement, “Subcontractor” means any individual, partnership, corporation, firm, association, unincorporated organization, joint venture, trust or other entity engaged by a Party to perform Services under this Agreement. A Party will not have any obligation to engage any Subcontractor to provide any Service. A Party engaging a Subcontractor shall be and remain fully responsible and liable for fulfilling all of the Party’s obligations under this Agreement.

2.4 Non-Discrimination.

(a) Notwithstanding anything else herein to the contrary other than in Section 2.2, Bazaarvoice covenants that it will on non-discriminatory terms provide the BV Services to PR Clients as it provides BV Intranetwork Services to BV Clients. For the avoidance of doubt, the following is a non-exhaustive list of terms for which Bazaarvoice will not discriminate: timing and prioritization of delivery and servicing of the BV Intranetwork Services to BV Clients and BV Services to PR Clients (i.e., pre-sales support (as described in Exhibit A), set up time, matching, refresh of data, importing and exporting product catalogs and reviews, timing to authenticate, updating reviews and products, escalation processes, determining edges and matches, etc.), implementation status and go-live dates, speed of content transmission, server lag time and/or uptime, alignment of product databases, database synchronization, content presentation, pricing to Bazaarvoice’s customers based on syndication partner(s), offering of available BV Intranetwork Content versus available PR Content to BV Clients, data fields transmitted or utilized, and integration with Question and Answer products. Nothing in this section shall be interpreted to permit Wavetable’s, PowerReviews’ or their Affiliates’ customers receiving BV Services to violate any terms of service that are applicable to all of Bazaarvoice’s BV Intranetwork Services. Bazaarvoice will grant exceptions to its default moderation standards for PR Clients at Wavetable’s request in all material respects to the same extent Bazaarvoice grants exceptions to its default moderation standards for BV Clients.

(b) Notwithstanding anything else herein to the contrary other than in Section 2.2, Wavetable covenants that it will on non-discriminatory terms provide Wavetable Services to BV Clients as it provides PR Intranetwork Services to PR Clients. For the avoidance of doubt, the following is a non-exhaustive list of terms for which Wavetable will not discriminate: timing and prioritization of delivery and servicing of the PR Intranetwork Services to PR Clients and Wavetable Services to BV Clients (i.e., pre-sales support (as described in Exhibit B), set up time, matching, refresh of data, importing and exporting product catalogs and reviews, timing to authenticate, updating reviews and products, escalation processes, determining edges and matches, etc.), implementation status and go-live dates, speed of content transmission, server lag time and/or uptime, alignment of product databases, database synchronization, content presentation, pricing to Wavetable’s customers based on syndication partner(s), offering of available PR Intranetwork Content versus available BV Content to PR Clients, data fields transmitted or utilized, and integration with Question and Answer products. Nothing in this section shall be interpreted to permit Bazaarvoice’s customers receiving Wavetable Services to violate any terms of service that are applicable to all of Wavetable customers receiving Wavetable Intranetwork Services. Wavetable will grant exceptions to its default moderation standards for BV Clients on Bazaarvoice’s request in all material respects to the same extent Wavetable grants exceptions to its default moderation standards for PR Clients.

2.5 Representations and Warranties of Bazaarvoice. Bazaarvoice represents and warrants that as of the Effective Date (i) it does not offer any products or services in connection with syndication that provide the ability to share product ratings or reviews and related content between two or more customers except for the services in connection with the syndication of BV Intranetwork Content from BV Clients or ratings and reviews clients of PowerReviews to (A) other BV Clients or (B) to ratings and reviews clients of PowerReviews that, in each case, have agreed to accept such BV Intranetwork Content and (ii) it does not syndicate any content other than text-based (with, optionally, embedded photos or videos) product ratings and reviews content and related metadata.

2.6 Non-Disparagement of Network Access. Bazaarvoice will represent Wavetable’s ability to access Bazaarvoice’s syndication network in a nondiscriminatory fashion and in a manner consistent with statement attached here to as Exhibit C. Wavetable may request that the statement in Exhibit C be amended from time to time. Any such amendment will be subject to Bazaarvoice’s approval, not to be unreasonably withheld.

Article 3

Compensation

3.1 Charges for Services. For performance of the Services, each Party will pay the other Party the applicable compensation set forth in Exhibit D (the “Fee Schedule”).

3.2 Payment Terms. Each Party will bill the other Party for all charges pursuant to this Agreement as set forth in the Fee Schedule. The invoiced Party will pay the invoicing Party for undisputed charges for Services provided under this Agreement within 30 days after receipt of an invoice therefor. Late payments will bear interest at the lesser of 12% per annum or the maximum rate allowed by law. If a Party (the “Defaulting Party”) fails to pay the full amount of any invoice within 30 days of the relevant payment due date, such failure will be considered a material breach of this Agreement (except to the extent of any amounts reasonably disputed by the Defaulting Party in good faith) and the other Party (the “Suspending Party”) may, without liability, subject to Section 4.2(b), suspend its obligations under this Agreement to provide any and all Services to the Defaulting Party until such time as undisputed portions of such invoices have been paid in full; provided, that (a) the Suspending Party has provided written notice (the “Payment Notice”) to the Defaulting Party describing the payment default (including the amount owing) and indicating that it intends to suspend the Services as of a date that is no less than 10 days from the date of its delivery of the Payment Notice (the “Suspension Date”) and (b) the Defaulting Party has not paid the amount owing to Suspending Party prior to the Suspension Date. Should the invoiced Party dispute any portion of any invoice, the invoiced Party will promptly notify the invoicing Party in writing of the nature and basis of the dispute and will promptly pay any previously disputed amount within 5 days of resolution of the dispute. No Party will offset any amounts payable by it under this Agreement against any amounts owed to it by the other Party or any of the other Party’s Affiliates under this Agreement or under the Merger Agreement or any other agreement contemplated by, or entered into in connection with, the Merger Agreement.

3.3 Taxes. Each Party is responsible for payment of all taxes (including sales and use taxes and other similar taxes), duties, fees and other charges imposed by any federal, state or local governmental authority on the fees paid by such Party to the other Party hereunder other than taxes based on the other Party’s income, net worth, capital, or business activity or other similar taxes (collectively, “taxes”). If the other Party is required by law to collect such taxes, the other Party shall include the amount of such taxes in an invoice issued to the responsible Party, which shall timely pay such taxes to the other Party. Otherwise, the responsible Party shall make timely remittance of the taxes directly to the applicable governmental authority. Each Party will pay any additional taxes (but not penalties or interest) to the other Party as are necessary to ensure that the net amounts received by the other Party after all such taxes are paid are equal to the amounts that the other Party would have been entitled to in accordance with this Agreement as if the taxes did not exist, regardless of whether such taxes were included on the initial applicable invoice to the invoiced Party. The Parties shall cooperate to minimize the amount of taxes imposed on services provided under this Agreement and in any audit, investigation or litigation regarding such taxes.

Article 4

Term; Termination

4.1 Term. The term of this Agreement (the “Term”) will commence at the Effective Time and continue until the fourth anniversary of the date of the Effective Time unless earlier terminated as set forth in this Agreement.

4.2 Termination of the Agreement.

(a) Either Party may terminate this Agreement if the other Party materially breaches a provision of this Agreement and does not cure such breach (or does not take reasonable steps required under the circumstances to cure such breach) within 90 days after being given written notice of the breach, provided that the terminating Party has complied with the provisions of Section 8.4 (Dispute Resolution); provided further that Bazaarvoice has no right to terminate this Agreement as a result of Wavetable’s failure to make payment if Wavetable is disputing in good faith its obligation to pay with respect to a default in payment provided that all undisputed amounts due have been paid; provided, further, that Bazaarvoice may only terminate this Agreement with respect to Wavetable’s provision of the Wavetable Services and such Bazaarvoice termination shall not terminate its obligations to continue to provide the BV Services in accordance with the terms set forth herein unless such termination is due to (a) Wavetable’s failure to make an undisputed payment hereunder or (b) material breach of Section 5.3 (Confidentiality Obligations) or Article 7 (Indemnification). If any proceeding is commenced by or against either Party for the purpose of subjecting its assets to any law relating to bankruptcy or insolvency or for the appointment of a receiver for the business, property, affairs or revenues of such Party, or if such Party makes a general assignment of its assets for the benefit of creditors, then the other Party may, at its option without further notice to or demand of, in addition to all other rights and remedies provided at law or in equity, terminate this Agreement, effective immediately upon written notice to the other Party hereto, and all rights, privileges and licenses granted or created under this Agreement.

(b) Notwithstanding anything else herein to the contrary, Bazaarvoice shall not suspend or terminate this Agreement prior to the fourth anniversary of the date of the Effective Time without first notifying the Trustee and Wavetable in writing in accordance with Section 8.4 and receiving the written approval of the Court (as defined in Section 8.4) that it may suspend or terminate this Agreement.

4.3 Termination of Wavetable Services. Wavetable may terminate the provision of Wavetable Services to Bazaarvoice at any time during the Term on no less than 90 days’ notice to Bazaarvoice. Such termination date is the “Wavetable Services Termination Date”.

4.4 Wind-Down Period. For a period of up to one year period following the end of a Party’s obligation to provide Services to the other Party (i.e., following the end of the Term or, with respect to the Wavetable Services, following the Wavetable Services Termination Date), as determined by the Party receiving the applicable Services (the “Wind-Down Period”), the Parties will cooperate to terminate syndication of the applicable Review Content and related activities. Except as otherwise agreed by the Parties, the Party providing Services that have been terminated may remove the Review Content of the other Party’s clients from its systems and cease providing such Review Content to the clients of the Party receiving Services at any time during the Wind-Down Period.

4.5 Survival. Section 4.2 (Termination), 4.4 (Wind-Down Period), Article 5 (Confidentiality), Section 6.2 (Disclaimer of Warranty and Limitation of Liability), Article 7 (Indemnification) (with respect to claims arising during the Term) and Article 8 (Miscellaneous) will survive termination or expiration of this Agreement, as will Article 3 (Compensation) with respect to fees and charges payable for Services rendered through the end of the Term and during the Wind-Down Period.

Article 5

Confidentiality

5.1 Definition. “Confidential Information” means any secret, confidential or proprietary information provided by one Party (the “Disclosing Party”) to the other (the “Receiving Party”) in connection with this Agreement, whether provided in written, oral, graphic, video, computer or other form, or which is otherwise deemed to be “Confidential Information” by the terms of this Agreement and all other information that has not been made available by the Disclosing Party to the general public, including information that relates to or is (a) the existing or proposed research, development efforts, business, plans, products, services, finances, technology or affairs of the Disclosing Party or (b) third party confidential information entrusted to the Disclosing Party.

5.2 Exclusions. “Confidential Information” excludes information that (a) the Receiving Party can demonstrate is: (i) now or hereafter, through no unauthorized act or failure to act on Receiving Party’s part, in the public domain, (ii) known to the Receiving Party from a source other than the Disclosing Party (including former employees of the Disclosing Party) (and with respect to Bazaarvoice’s non-disclosure obligation, this clause (ii) exception shall not include information regarding PowerReviews that was confidential as of the date hereof) without an obligation of confidentiality at the time Receiving Party receives the same from the Disclosing Party, as evidenced by written records, (iii) hereafter furnished to the Receiving Party by a third party as a matter of right and without restriction on disclosure, (iv) furnished to others by the Disclosing Party without restriction on disclosure or (v) independently developed by the Receiving Party without use of the Disclosing Party’s Confidential Information, and (b) Bazaarvoice or Wavetable (and its officers, directors, employees, affiliates and agents) is permitted to use without a confidentiality restriction pursuant to the Merger Agreement or other Transaction Documents.

5.3 Confidentiality Obligations. The Receiving Party shall treat as confidential all of the Disclosing Party’s Confidential Information and shall not use such Confidential Information except as expressly permitted under this Agreement. Without limiting the foregoing, the Receiving Party shall use the same degree of care and means that it utilizes to protect its own information of a similar nature, but in any event not less than reasonable care and means, to prevent the unauthorized use or the disclosure of such Confidential Information to third parties. Confidential Information may be disclosed only to employees, contractors or permitted assignees of the Receiving Party with a reasonable “need to know” who are instructed and under a duty not to disclose the Confidential Information and not to use the Confidential Information for any purpose, except as set forth in this Agreement. Nothing in this Agreement shall prevent the Receiving Party from disclosing Confidential Information to the extent the Receiving Party is legally compelled to do so by any governmental investigative or judicial agency pursuant to proceedings over which such agency has jurisdiction, or in connection with the requirements of an initial public offering or securities filing; provided, however, that prior to any such disclosure, the Receiving Party shall (a) assert the confidential nature of the Confidential Information to the agency, (b) if legally permitted, immediately notify the Disclosing Party in writing of the agency’s order or request to disclose, and (c) cooperate fully with the Disclosing Party in protecting against any such disclosure and/or obtaining a protective order narrowing the scope of the compelled disclosure and protecting its confidentiality. Notwithstanding the foregoing or anything herein to the contrary, Wavetable and its officers, directors, employees, affiliates and agents shall not be subject to the provisions of this Section 5.3 or any restrictions on the use or Confidential Information to the extent exempt pursuant to (i) the Merger Agreement or any other agreement between Bazaarvoice and Wavetable contemplated by, or entered into in connection with, the Merger Agreement or (ii) the DOJ Order (as defined below).

5.4 Survival of Confidentiality Obligations. The obligations of the Parties with respect to Confidential Information, as are set forth in this ARTICLE 5, shall remain in force and effect at all times during the Term and: (i) with respect to Confidential Information that constitutes a trade secret under applicable law, for so long as such trade secret status is maintained; and (ii) with respect to Confidential Information that does not constitute a trade secret, for five (5) years after termination or expiration of the Term of this Agreement.

Article 6

Warranties and Covenants

6.1 Warranties.

(a) By Bazaarvoice. Bazaarvoice warrants to Wavetable that:

(i) the BV Services shall be performed in a timely, workpersonlike, and professional manner by appropriately qualified, certified, skilled, and experienced personnel, in accordance with all applicable laws, regulations and industry standards, and shall meet the service levels applicable to the BV Services set forth herein; and

(ii) any software or firmware provided in the course of the BV Services do not and will not contain, and Bazaarvoice will not insert, any computer code (1) designed to disrupt, disable, harm, or otherwise impede the operation of such software or firmware or any computer or network (referred to as “viruses” or “worms”); (2) that would disable the software or firmware or any computer or network or impair in any way their operation based on the elapsing of a period of time, the exceeding of an authorized number of copies, or the advancement to a particular date or other numeral (referred to as “time bombs”, “time locks”, or “drop dead” devices); (3) that would permit Bazaarvoice or any third party to access the software or firmware or any computer or network system in a manner not contemplated by this Agreement (referred to as “traps”, “access codes” or “trap door” devices); and

(iii) it shall promptly assist Wavetable in reducing and mitigating the effects of any virus discovered in any of the BV Services, and all other data, software, documentation, systems, and other materials utilized by Bazaarvoice or provided or made available to Wavetable hereunder.

(b) By Wavetable. Wavetable warrants to Bazaarvoice that:

(i) the Wavetable Services shall be performed in a timely, workpersonlike, and professional manner by appropriately qualified, certified, skilled, and experienced personnel, in accordance with all applicable laws, regulations and industry standards, and shall meet all service levels applicable to the Wavetable Services set forth herein; and

(ii) any software or firmware provided in the course of the Wavetable Services do not and will not contain, and Wavetable will not insert, any computer code (1) designed to disrupt, disable, harm, or otherwise impede the operation of such software or firmware or any computer or network (referred to as “viruses” or “worms”); (2) that would disable the software or firmware or any computer or network or impair in any way their operation based on the elapsing of a period of time, the exceeding of an authorized number of copies, or the advancement to a particular date or other numeral (referred to as “time bombs”, “time locks”, or “drop dead” devices); (3) that would permit Bazaarvoice or any third party to access the software or firmware or any computer or network system (referred to as “traps”, “access codes” or “trap door” devices); and

(iii) it shall promptly assist Bazaarvoice in reducing and mitigating the effects of any virus discovered in any of the Wavetable Services, and all other data, software, documentation, systems, and other materials utilized by Wavetable or provided or made available to Bazaarvoice hereunder.

(c) Mutual. Each Party warrants, represents and covenants that: (1) it is a corporation duly formed and in good standing under the laws of the State identified in the preamble of this Agreement; (2) it is qualified and registered to transact business in all locations where the performance of its obligations hereunder would require such qualification; (3) the execution, delivery, and performance of this Agreement by it have been duly authorized by all necessary corporate action; (4) the execution and performance of this Agreement by it shall not violate any applicable laws or regulations; and (5) it has, and shall maintain throughout the Term, all corporate authority, corporate rights, and corporate powers necessary or required to (A) fulfill its obligations under this Agreement, to provide the Services to the other Party as set forth in this Agreement, and (B) grant any rights that it purports to grant in this Agreement;

6.2 Disclaimer of Warranty and Limitation of Liability.

(a) EXCEPT AS SET FORTH IN SECTION 6.1 (WARRANTIES), THE SERVICES AND ANY RELATED DELIVERABLES PROVIDED UNDER THIS AGREEMENT ARE PROVIDED ON AN “AS IS” BASIS AND NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, AS TO MERCHANTABILITY, NON-INFRINGEMENT, FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER MATTER WITH RESPECT TO ANY SERVICE OR DELIVERABLE PROVIDED UNDER THIS AGREEMENT.

(b) EXCEPT FOR LIABILITY ARISING OUT OF BREACHES OF Article 5 (CONFIDENTIALITY) OR ARISING PURSUANT TO Article 7 (INDEMNIFICATION): (I) NEITHER PARTY OR ITS SUBSIDIARIES OR OTHER AFFILIATES WILL BE LIABLE TO THE OTHER PARTY OR ITS SUBSIDIARIES OR OTHER AFFILIATES FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES OR LOST PROFITS, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND (II) THE TOTAL COLLECTIVE LIABILITY OF EACH PARTY UNDER THIS AGREEMENT WILL NOT EXCEED THE AGGREGATE FEES PAID BY THE OTHER PARTY UNDER THIS AGREEMENT DURING THE 6 MONTH PERIOD PRIOR TO THE DATE IN WHICH THE CLAIM AROSE, REGARDLESS OF WHETHER BASED UPON AN ACTION OR CLAIM IN CONTRACT, WARRANTY, EQUITY, NEGLIGENCE, INTENDED CONDUCT OR OTHERWISE. THE LIMITATIONS OF LIABILITY SET FORTH IN THIS AGREEMENT WILL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY PROVIDED IN THIS AGREEMENT.

6.3 Non-Circumvention. Bazaarvoice shall not change its technology, standards, specifications, requirements or other similar items (i) to frustrate the intent of this Agreement or (ii) with the intent to make it more difficult for PR Clients to use the syndication services to be provided under this Agreement than BV Clients.

Article 7

Indemnification

7.1 Defense. Each Party (“Indemnifying Party”) will, at its option and expense, defend the other Party and their respective officers, directors and employees (“Indemnified Party”) from or settle any claim, proceeding, or suit (“Claim”) brought by a third party against the Indemnified Party that arises out of or relates to any material breach by the Indemnifying Party of its warranties or representations under this Agreement; provided, that: (a) Indemnified Party gives Indemnifying Party prompt written notice of the Claim (except that failure to promptly notify shall not relieve indemnification obligations of an Indemnifying Party except to the extent it is prejudiced thereby); (b) Indemnified Party grants Indemnifying Party full and complete control over the defense and settlement of the Claim; and (c) Indemnified Party provides assistance in connection with the defense and settlement of the Claim as Indemnifying Party may reasonably request. Indemnified Party will not defend or settle any Claim without Indemnifying Party’s prior written consent. Indemnified Party will have the right to participate in the defense of the Claim at its own expense and with counsel of its own choosing, but Indemnifying Party will have sole control over the defense and settlement of the Claim.

7.2 Indemnity. Indemnifying Party will indemnify Indemnified Party from and pay (a) all damages, costs, and attorneys’ fees finally awarded against Indemnified Party in any Claim under Section 7.1; (b) all out-of-pocket costs (including reasonable attorneys’ fees) reasonably incurred by Indemnified Party in connection with the defense of a Claim under Section 7.1 (other than attorneys’ fees and costs incurred without Indemnifying Party’s consent after Indemnifying Party has accepted defense of the Claim); and, (c) if any Claim arising under Section 7.1 is settled, all amounts to be paid to any third party in settlement of any the Claim (as agreed to by Indemnifying Party).

7.3 Exception. Notwithstanding the preceding sections, the Indemnified Party will be entitled to employ counsel separate from counsel for the Indemnifying Party and from any other party in such action, proceeding or investigation and to participate in the action, proceeding or investigation, and the Indemnifying Party shall bear the reasonable fees and expenses of such separate counsel (and shall pay such fees and expenses as and when incurred), only if either (a) the Indemnifying Party shall not have employed counsel to represent the Indemnified Party within a reasonable time after the Indemnifying Party shall have received written notice of the institution of any such action, proceeding or investigation, or (b) the Indemnifying Party shall authorize, in writing, the Indemnified Party to employ separate counsel at the expense of the Indemnifying Party. In no event shall the Indemnifying Party be obligated to hire more than one separate counsel for all Indemnified Parties.

Article 8

Miscellaneous

8.1 Entire Agreement. This Agreement (including all Exhibits referenced or attached to this Agreement) and the Merger Agreement (including all Exhibits referenced or attached to the Merger Agreement) and the other documents and instruments executed in connection herewith and therewith constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof and thereof.

8.2 Relationship Between the Parties. The Parties are “independent contractors,” and nothing in this Agreement is intended and nothing will be construed to allow either Party to exercise control or direction over the manner or method by which the other Party performs its obligations under this Agreement; provided that the Services to be provided under this Agreement will be furnished in a manner consistent with the standards governing such Services and pursuant to the provisions of this Agreement. Each Party understands and agrees that (a) neither Party will withhold on behalf of the other Party any sums for income tax, unemployment insurance, social security or any other withholding pursuant to any law or requirement of any governmental body or make available any of the benefits afforded to its employees, (b) all of such payments, withholdings and benefits, if any, are the sole responsibility of the Party incurring the liability, and (c) each Party will indemnify and hold the other harmless from any and all loss or liability arising with respect to such payments, withholdings and benefits, if any.

8.3 Governing Law. This Agreement will be construed in accordance with and all disputes under this Agreement will be governed by the laws of the State of Delaware, excluding its conflict of law rules that would result in the application of the laws of another jurisdiction and the United Nations Convention on Contracts for the International Sale of Goods. Except as otherwise set forth in Section 8.4 (Dispute Resolution), all claims brought by a Party under this Agreement are required to be brought and maintained in the state or federal courts in Wilmington, Delaware. Any and all counterclaims in any action must be brought in the same court in which the related proceeding was initiated in accordance with the foregoing provisions. The Parties agree that such courts will have exclusive jurisdiction and venue over all disputes between the Parties that are permitted to be brought in a court of law excluding those pursuant to Section 8.4 (Dispute Resolution) which will be brought in the jurisdiction chosen by the Trustee.

8.4 Dispute Resolution. All disputes arising in connection with this Agreement will be referred for resolution to the Trustee appointed pursuant to the Final Judgment entered pursuant to Case No. 13-cv-00133 WHO in the U.S. District Court for the Northern District of California, San Francisco Division (the “Court”), between United States of America and Bazaarvoice (“DOJ Order”).

8.5 Force Majeure. If a Party is prevented from or delayed in complying, either totally or in part, with any of the terms or provisions of this Agreement by reason of a Force Majeure (such an excused failure or delay in performance is referred to in this Agreement as an “Impracticability”), then upon written notice to the other Party, the affected provisions or other requirements of this Agreement will be suspended during the period of Impracticability and the Party will have no liability to the other Party or any other party in connection therewith. “Force Majeure” means any act of God or the public enemy, any strike or labor disturbance, accident, explosion, fire, storm, earthquake, flood, epidemic or any other circumstance or event beyond the reasonable control of the Party relying upon such circumstance or event.

8.6 Notices. Any notice, demand, offer, request or other communication required or permitted to be given by either Party pursuant to the terms of this Agreement will be in writing and will be deemed effectively given (a) if delivered personally, on the date of such delivery, (b) one business day after being delivered by facsimile (with receipt of appropriate confirmation), (c) one business day after being deposited with a nationally recognized overnight courier service, charges prepaid, or (d) four days after being deposited in the U.S. mail, First Class, with postage prepaid, in each case addressed to the attention of the applicable Party as follows:

If to Bazaarvoice:

Bazaarvoice, Inc.

3900 North Capital of Texas Highway, Suite 300

Austin, TX 78746

Attention: Chief Legal Officer

E-mail: bryan.barksdale@bazaarvoice.com

Facsimile: (512) 551-6001

with a copy (which will not constitute notice) to:

Paul R. Tobias

Wilson Sonsini Goodrich & Rosati, Professional Corporation

900 South Capital of Texas Highway

Las Cimas IV, Fifth Floor

Austin, TX 78746-5546

E-mail: ptobias@wsgr.com

Facsimile: (512) 338-5499

If to Wavetable:

Wavetable Labs, Inc.

440 North Wells

Suite 720

Chicago, IL 60654

Attn: Matt Moog

e-mail: matt@viewpoints.com

Fax: (866) 278-2117

with a copy (which will not constitute notice) to:

Michael B. Gray

Neal Gerber & Eisenberg LLP

Two North LaSalle Street, Suite 1700

Chicago, IL 60602

E-mail: mgray@ngelaw.com

Fax: (312) 750-6551

A Party may substitute a different address, e-mail or facsimile number, from time to time, if such substitute is provided to the intended notice recipient of the other Party in writing by notice given in the manner provided in this Section.

8.7 Counterparts. This Agreement, any Exhibits hereto and the other documents referred to in this Agreement, may be executed in counterparts via facsimile or otherwise, each of which will be deemed to be an original but all of which will constitute one and the same agreement.

8.8 Binding Effect; Assignability. This Agreement will inure to the benefit of and be binding upon the Parties hereto and their respective legal representatives and successors, and nothing in this Agreement, express or implied, is intended to confer upon any other person or entity any rights or remedies of any nature whatsoever under or by reason of this Agreement. Except as specifically provided to the contrary in this Agreement, neither Party may assign or otherwise transfer this Agreement or any rights or obligations under this Agreement (by operation of law or otherwise), without the prior written consent of the other Party, and any such assignment or transfer will be void; provided that Wavetable may assign this Agreement, upon prior written notice to Bazaarvoice, to a wholly owned Affiliate provided that Wavetable shall remain obligated to fulfill its obligations under this Agreement. A Party may assign this Agreement in its entirety to a third party successor to all or substantially all of the business of such Party to which this Agreement relates, whether by sale of stock or other equity interests, assets, merger, reorganization, or otherwise.

8.9 Severability. The Parties have negotiated and prepared the terms of this Agreement in good faith with the intent that each and every one of the terms, covenants and conditions in this Agreement be binding upon and inure to the benefit of the respective Parties. Accordingly, if any one or more of the terms, provisions, promises, covenants or conditions of this Agreement or the application thereof to any person or circumstance will be adjudged to any extent invalid, unenforceable, void or voidable for any reason whatsoever by a court of competent jurisdiction, such provision will be as narrowly construed as possible or, if necessary, deleted from this Agreement, and each and all of the remaining terms, provisions, promises, covenants and conditions of this Agreement or their application to other persons or circumstances will not be affected thereby and will be valid and enforceable to the fullest extent permitted by law. To the extent this Agreement is in violation of applicable law, then the Parties agree to negotiate in good faith to amend this Agreement, to the extent possible consistent with its purposes, to conform to law.

8.10 Waiver of Breach. The waiver by either Party hereto of a breach or violation of any provision of this Agreement will not operate as, or be construed to constitute, a waiver of any subsequent breach of the same or another provision of this Agreement.

8.11 Amendment and Execution. This Agreement may be amended only if such amendment or waiver is set forth in a writing executed by the Parties to this Agreement. Any provision of this Agreement may be waived only if such waiver is set forth in a writing executed by the Party against whom enforcement is sought. No course of dealing between or among the persons or entities having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights of obligations of any person or entity under or by reason of this Agreement. This Agreement and amendments hereto will be in writing and executed in multiple copies via facsimile or otherwise on behalf of the Parties by their respective duly authorized officers and representatives. Each multiple copy will be deemed an original, but all multiple copies together will constitute one and the same instrument.

8.12 Authority. Each of the Parties hereto represents to the other that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate or other actions, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equity principles.

8.13 Descriptive Headings. The headings contained in this Agreement or in any Exhibit hereto are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Exhibit but not otherwise defined in such Exhibit will have the meaning assigned to such term in this Agreement. When a reference is made in this Agreement to an Article or a Section, or Exhibit, such reference will be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated.

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IN WITNESS WHEREOF, each of the Parties has caused this Syndication Services Agreement to be executed in duplicate originals by its duly authorized representatives.

BAZAARVOICE, INC.

By:	/s/ James Offerdahl
Name:	James Offerdahl
Title:	CFO

WAVETABLE LABS, INC.

By:	/s/ Matthew Moog
Name:	Matthew Moog
Title:	Chief Executive Officer

Exhibits

•	Exhibit A: BV Services Description

•	Exhibit B: Wavetable Services Description

•	Exhibit C: Statement Regarding Network Access

•	Exhibit D: Pricing

•	Exhibit E: BV Syndication Setup Request Form